EXHIBIT 99.2

ITEM 1A.	RISK FACTORS

A.	The second paragraph on Page 26 of the 2006 Annual Report is hereby updated to read as follows:

“Our results may decline if we lose one or more significant customers. Most of our customer contracts permit either party to terminate without cause. If one or more significant customers terminates, or does not renew or extend their contract with us, our results could be adversely affected. Many organizations in the insurance industry are consolidating; this could result in the loss of one or more of our significant customers through a merger or acquisition. To the extent that these consolidation trends do not result in the loss of a client, we could experience increasing customer concentration as our individual clients become a part of larger organizations. Several large insurers have commenced bankruptcy proceedings in the past few years, and one or more of our significant customers could file for bankruptcy. Additionally, we could lose significant customers due to competitive pricing pressures or other reasons. In particular, we have a number of significant customers in our Network Services segment. Due to the substantial fixed costs in this business segment, the loss of a significant customer could cause a material decline in our profitability and operating performance. In 2006, our four largest customers provided approximately 4.4%, 3.7%, 3.5%, and 3.3%, respectively, of our total consolidated revenue.”

B.	The first paragraph on Page 31 of the 2006 Annual Report is hereby updated to read as follows:

“Approximately 52% of our revenue in 2006 was generated from the treatment or review of workers’ compensation claims. The rate of injuries occurring in the workplace has decreased over time. Although the overall number of people employed in the workplace has generally increased, this increase has only partially offset the declining rate of injuries and illnesses. Our business model is based, in part, on our ability to expand our relative share of the market for the treatment and review of claims for workplace injuries and illnesses. If nationwide employment does not increase or experiences periods of decline, our ability to expand our revenue and earnings may be adversely affected. Additionally, if workplace injuries and illnesses continue to decline at a greater rate than the increase in total employment, the number of claims in the workers’ compensation market will decrease and may adversely affect our business.”